Exhibit 5.1

Our ref: MGR\OSM01.00030	Ashurst LLP
Direct line: +44 (0) 207 859 1473	Broadwalk House
Direct fax: +44 (0) 207 638 1112	5 Appold Street
E-mail: michael.robins@ashurst.com	London EC2A 2HA

Tel +44 (0)20 7638 1111
2008	Fax +44 (0)20 7638 1112
DX 639 London/City
www.ashurst.com
Osmetech plc
c/o Ashurst LLP
Broadwalk House
5 Appold Street
London EC2A 2HA
Dear Sirs
Osmetech plc
We are acting as English legal advisers to Osmetech plc (the “Company”) in connection with the offering and listing on the Nasdaq Global Market of up to 6,325,000 American Depositary Shares representing up to 221,375,000 new ordinary shares in the capital of the Company (the “Ordinary Shares”) as described in the prospectus contained in the Company’s registration statement on Form F-1 (the “Registration Statement”) filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) on 11 September 2008 and a private placing of new ordinary shares in Europe (together the “Transaction”). Each American Depositary Share will represent 35 new Ordinary Shares. This opinion letter is furnished to you in connection with the Transaction and for no other purpose.
Documents examined
In rendering the opinions expressed herein we have examined originals or copies, certified or otherwise identified to our satisfaction, of:
(a)	a copy revealed by the Company Search (defined below) of a certificate of incorporation in respect of Steadyextra Trading Limited dated 1 September 1993, a certificate of incorporation on change of name changing the name of the Company from Steadyextra Trading Limited to Odourmapper Limited dated 29 October 1993, a certificate of incorporation on change of name changing the name of the Company from Odourmapper Limited to AromaScan Limited dated 5 April 1994, a certificate of incorporation on re-registration of a private Company as a public Company in respect of the re-registration of AromaScan Limited as a public limited company dated 17 June 1994 and a certificate of incorporation on change of name changing the name of the Company from AromaScan plc to Osmetech plc dated 14 June 1999.

(b)	the memorandum and articles of association of the Company (the “Memorandum and Articles”) obtained from the Company Search (defined below);

(c)	a draft notice of an extraordinary general meeting (“EGM”) of the Company (“Notice of EGM”) at which it is proposed that a resolution will be proposed, inter alia, to grant the directors authority to allot up to 221,375,000 Ordinary Shares for cash on a non-pre emptive basis for the purpose of the Transaction (the “EGM Resolution”);

(d)	a draft resolution of the directors of the Company allotting up to 221,375,000 Ordinary Shares proposed to be passed at a board meeting of the Company (the “Board Resolution”);
Ashurst LLP is a limited liability partnership registered in England and Wales under number OC330252. It is regulated by the Solicitors Regulation Authority of England and Wales. A list of members of Ashurst LLP, and the non-members who are designated as partners, and their professional qualifications is open to inspection at its registered office Broadwalk House, 5 Appold Street, London EC2A 2HA. The term “partner” in relation to Ashurst LLP is used to refer to a member of Ashurst LLP or to an employee or to a consultant with equivalent standing and qualifications. Ashurst LLP or an affiliated undertaking has an office in each of the places listed below.
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Osmetech plc	29 July 2008	Page 2

(e)	a draft circular incorporating the Notice of EGM proposed to be sent to the shareholders of the Company in respect of the Transaction (the “Circular”);

(f)	an original certificate signed by a director of the Company relating to certain factual matters, a copy of which is annexed to this opinion letter (the “Officer’s Certificate”); and

(g)	the Company Search (as defined below).
Except as stated above, for the purpose of this opinion we have not examined any contracts or other documents entered into by or affecting the Company or its subsidiaries (the “Group”) or any corporate records of the Company or the Group nor made any other enquiries concerning the Company or the Group.
For the purpose of our opinion we conducted a search on 11 September 2008 in respect of the Company through the online database of the Companies Registry (the “Company Search”). The Company Search did not reveal any order or resolution for the winding up of the Company or any notice of appointment of a liquidator, receiver, administrative receiver or administrator in respect of the Company. Notice of an order, resolution or appointment does not appear immediately on the database and a Company Search will not in any event reveal the existence of a petition to wind up the Company or to appoint an administrator. We have received the Officer’s Certificate stating that no winding-up resolution has been passed and that the Company has received no notice of the appointment of a receiver or administrator or of any such petition being presented. We have also on 11 September 2008 made a telephone enquiry of the Central Registry of Winding up Petitions which has informed us that it has on its central index no record of any presentation of any winding up petition in respect of the Company, but we have not made any other enquiries concerning the Company or examined any other contracts, instruments or documents entered into or affecting the Company. (The searches and enquiries referred to in this paragraph (including the Company Search) being referred to collectively herein as the “Searches”)
Our opinion is confined solely to the laws of England in force at the date of this opinion and as currently applied by the English courts. We undertake no responsibility to notify you of any change in English law after the date hereof and this opinion is itself governed by English law. By accepting this opinion you irrevocably agree and accept that the English courts shall have exclusive jurisdiction to hear and determine any dispute or claim relating to or connected with it.
We express no opinion as to matters of fact and we express no opinion as to whether adequate disclosure of any material facts or matters have been made in the Circular. In particular, other than as set out in any other written opinion addressed to you, we have made no investigation of the federal or state laws of the United States of America or the laws of any other jurisdiction and do not express or imply any opinion on them.
In giving this opinion, we have relied (without further enquiry or investigation) upon the Officer’s Certificate.
For the purpose of this opinion, we have assumed without further enquiry or investigation:
(a)	that no laws of any jurisdiction other than England and Wales affect our conclusions;

(b)	the genuineness of all signatures on, and the authenticity and completeness of, all documents furnished to us, whether as originals or copies;

(c)	the conformity to original documents of all documents furnished to us as photocopies or facsimile copies or in portable document format (PDF) and that the original documents of which such copies or facsimiles of or PDFs have been supplied to us are authentic and complete;

Osmetech plc	29 July 2008	Page 3
(d)	that all material matters stated in any documents furnished to us are and remain true and correct;

(e)	that the Board Resolution and EGM Resolution on which we have relied in giving this opinion will be passed at a Board meeting of the directors of the Company (in the case of the Board Resolution) and at a Shareholder meeting of the Company (in the case of the EGM Resolution) and in each case will not be amended and that in the case of the EGM Resolution, all votes cast at the EGM will be validly cast in person or by proxy and will not be rescinded or varied and will remain in full force and effect; the Board meetings and Shareholder meetings at which the Board Resolution and the EGM Resolution are to be passed will be duly convened and held (including proper and valid service of notice of such meetings and that there will be a requisite quorum present throughout the respective meetings) and that each director present at any meeting of the directors of the Company, or of a committee of the board of directors of the Company, duly discloses any interest of his in any of the matters considered at the relevant meeting in accordance with the provisions contained in the Companies Act 1985, the Companies Act 2006 (to the extent in force) or the articles of association of the Company relating to directors’ interests or the power of interested directors to vote;

(f)	that none of the documents furnished to us has been or will be amended, supplemented or terminated; and

(g)	that the information indicated by the Searches is and remains true and correct; and

(h)	the certificates and other documents dated the date of this opinion or earlier and on which we have expressed reliance remain accurate and no additional matters would have been disclosed by Searches being carried out since the carrying out of the Searches referred to above and that the particulars disclosed by the Searches are true, complete and up to date and will remain so until the Ordinary Shares are issued.
Based on and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that:
(i)	the Company is duly incorporated and existing as a public limited company under the Companies Act 1985 (as amended, including the Companies Act 2006), and has full power and authority under its Memorandum and Articles of Association to own its assets and conduct its business; and

(ii)	the Ordinary Shares to be issued pursuant to the Transaction will, when the names of the holders of such shares are entered in the register of members of the Company and subject to the receipt by the Company of the aggregate issue price in respect of all such shares, be issued as fully paid and no further amount may be called thereon.
This opinion is written by Ashurst LLP and by no other person and is addressed only to Osmetech plc in relation to the Transaction and shall not be relied upon by any other person or for any other purpose. Subject to the paragraph below, this opinion may not be quoted or referred to in any public document without our express written consent. This opinion is strictly limited to the matters addressed in this letter and does not extend, and should not be read as extending by implication, to any other matter.

Osmetech plc	29 July 2008	Page 4
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission thereunder.
Yours faithfully,
/s/ Ashurst LLP
Ashurst LLP

Osmetech plc	Page 5
Letterhead of Osmetech plc
Officer’s Certificate
Ashurst LLP
Broadwalk House
5 Appold Street
London EC2A 2HA
11 September 2008
Dear Sirs
I refer to the opinion your firm is about to render concerning the issue of new ordinary shares of the Company pursuant to a listing on NASDAQ. Expressions defined in the opinion have the same meanings where used in this Officer’s Certificate, save as otherwise specified. For the purpose of that opinion I hereby certify that no winding-up resolution has been passed by the Company and I am not aware of the appointment of a liquidator, receiver, administrative receiver or administrator in relation to the Company or of any petition being presented in relation to any of the foregoing.
Yours faithfully
Director
/s/ David Sandilands
Osmetech plc